Exhibit 99.1

NEWS RELEASE

Siebel Systems Reports Preliminary Financial Results for the Fourth Quarter Ended December 31, 2004

License Revenues Up 53% and Operating Income Up 130% Sequentially

All Revenue Categories and Profitability Up Year Over Year

SAN MATEO, Calif.—January 5, 2005—Siebel Systems, Inc. (NASDAQ: SEBL), a leading provider of business applications software, today announced preliminary financial results for the quarter ended December 31, 2004 that were above financial analyst consensus expectations.

The Company expects total revenues for the fourth quarter of 2004 to be approximately $387 million to $390 million, which exceeds consensus analyst expectations of $347 million and represents a 23% increase over the third quarter of 2004. The Company expects license revenues for the quarter to be approximately $159 million to $161 million, which exceeds consensus analyst expectations of $129 million and represents a 53% increase over the third quarter of 2004. Maintenance revenues are expected to be approximately $122 million, which exceeds consensus analyst expectations of $120 million and represents a 3% increase over the third quarter of 2004. Services and other revenues are expected to be approximately $106 million to $107 million, which exceeds consensus analyst expectations of $98 million and represents a 13% increase over the third quarter of 2004. In addition, OnDemand total contract value for the fourth quarter of 2004 is expected to increase by approximately 27% over the third quarter of 2004.

Operating margin for the fourth quarter of 2004 is expected to be approximately 15% to 16% of total revenues, which represents a 90% increase over the third quarter of 2004. Operating income for the fourth quarter of 2004 is expected to be approximately $58 million to $62 million, which exceeds consensus analyst estimates of $52 million and represents a 130% increase over the third quarter of 2004. Net income for the fourth quarter of 2004 is expected to be approximately $42 million to $44 million, which exceeds consensus analyst estimates of $38 million and represents a 120% increase over the third quarter of 2004. Earnings per share for the fourth quarter of 2004 are expected to be approximately $0.08 per share, which exceeds consensus analyst expectations of $0.07 per share and represents a greater than 100% increase over the third quarter of 2004.

The Company's cash, cash equivalents and short term investments are expected to be approximately $2.24 billion as of December 31, 2004, reflecting cash generated during the fourth quarter of 2004 of approximately $85 million.

As disclosed on December 17, 2004, the Company expects its acquisition of edocs, Inc. to close early in the first quarter of 2005. The Company expects the acquisition to result in a one-time merger-related charge estimated at approximately $0.01 per share and an additional reduction in operating earnings of approximately $0.01 per share in the first quarter of 2005. Other than these expected edocs merger-related reductions to consensus expectations for first quarter 2005 earnings, the Company is comfortable with current financial analyst consensus expectations for the first quarter of 2005.

The Company will provide formal guidance for the first quarter and full year of 2005 when it announces its final financial results for the fourth quarter and full year of 2004 on January 27, 2005 at 2:00pm PST. The live webcast and replay of the January 27th call can be accessed at www.siebel.com/investor.

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Contact:

Terry Lee
Siebel Systems Investor Relations Department
650.295.5656
investor.relations@siebel.com

Siebel is a trademark of Siebel Systems, Inc. and may be registered in certain jurisdictions. All other product and company names mentioned are the property of their respective owners and are mentioned for identification purposes only.

This press release contains forward-looking statements that involve risks and uncertainties. The final results for the fourth quarter of 2004 of Siebel Systems, Inc. may differ from the preliminary results discussed above due to factors that include, but are not limited to, risks associated with final review of the results and preparation of quarterly financial statements. Future operating results of Siebel Systems, Inc. may differ from that forecasted in the forward-looking statements due to factors that include, but are not limited to, risks associated with financial, economic, political and other uncertainties, the Business software applications market, dependence on the Internet, risks associated with new versions and new products and risks associated with rapid technological change. Further information on potential factors that could affect the financial results of Siebel Systems, Inc. are included in its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and its other filings with the Securities and Exchange Commission, which are available at www.sec.gov. Siebel Systems assumes no obligation to update the information in this press release.